Exhibit 99.1

HIVE DIGITAL TECHNOLOGIES LTD.

HIVE Reports Q2 Revenue of $84.9 Million with AI GPU Revenue
Expanding 70% as Dual-Engine Model Drives Resilience with $139
Million in Cash on the Balance Sheet

This news release constitutes a "designated news release" for the purposes of the Company's amended and restated prospectus supplement dated June 16, 2026 to its short form base shelf prospectus dated
October 31, 2025.

San Antonio, TX, November 9, 2026 - HIVE Digital Technologies Ltd. (TSX: HIVE) (Nasdaq: HIVE) (BVC: HIVECO) (the "Company" or "HIVE"), a global provider of sustainable data center infrastructure, today announced its results for the second quarter of fiscal 2027, ended September 30, 2026. (All amounts are in US dollars unless otherwise indicated.)

HIVE generated revenue of $84.9 million, up 7.3% sequentially and down 2.7% year over year. BUZZ HPC revenue increased 70.7% year over year to $8.8 million, while gross operating margin² increased to $30.2 million, or 35.6% of revenue. Adjusted EBITDA² was $24.8 million, or 29.2% of revenue.  The Company reported a GAAP net loss of $78 million, including $54.9 million of depreciation and a $31.2 million non-cash impairment of mining equipment.

HIVE operates complementary digital infrastructure businesses: Tier I data centers that export Bitcoin mining compute and Tier III data centers that export AI computing infrastructure servicing enterprise customers. Powered by hydroelectricity, HIVE continues to expand its AI business to convert renewable energy into valuable computing capacity while managing the capital requirements and operating risks associated with both businesses.

"Our digital infrastructure platform combines established Bitcoin mining operations with a growing AI computing business," said Frank Holmes, Co-Founder and Executive Chairman. "Revenue was broadly stable year over year despite a 27% decline in Bitcoin prices, while HPC revenue increased more than 70%. Our approximately 300 MW Tier I platform in Paraguay and approximately 2% share of the global Bitcoin network's hashrate give us operating scale, while BUZZ is evaluating additional computing opportunities. We convert electrons into valuable intelligence and export computing power globally."

Q2 FY2027 Financial Highlights

• Total revenue: $84.9 million, up 7.3% sequentially and down 2.7% year over year. Both digital currency mining and HPC contributed to the sequential improvement.

• Digital currency revenue: $76.0 million, up 5.5% sequentially and down 7.4% year over year. Higher Bitcoin production supported the sequential improvement as average network difficulty declined to approximately 128 trillion from 135 trillion in Q1 FY2027. HIVE received 1,070 Bitcoin in rewards, compared with 1,004 in the preceding quarter.

• HPC revenue: $8.8 million for the quarter, up 25.3% sequentially and 70.7% year over year. Growth primarily reflected deployment of an NVIDIA B200 GPU cluster at HIVE's Manitoba, Canada, site, together with strong demand and pricing across GPU marketplaces. Pricing for BUZZ's bare-metal GPU platforms remained healthy, reflecting continued demand for AI computing capacity.

• Gross operating margin²: $30.2 million, or 35.6% of revenue, compared with $24.2 million, or 30.6%, in Q1 FY2027. See the calculation of gross operating margin included below in this press release.

• Selling, general and administrative expenses: $10.7 million, compared with $9.0 million in Q1 FY2027 and $7.8 million in Q2 FY2026. The sequential increase primarily reflected the Merritt facility lease associated with expansion of HIVE's HPC business.

• GAAP net loss: $78.7 million. Reported results included substantial non-cash charges: $54.9 million of depreciation, $31.2 million of equipment impairment, $8.6 million of share-based compensation and a $7.3 million change in the fair value of derivatives.  The non-cash equipment impairment followed a recoverability assessment under U.S. GAAP reflecting challenging Bitcoin mining economics and lower market values for ASIC equipment. The derivative fair-value loss primarily reflected the remeasurement of capped call transactions associated with convertible notes, partially offset by gains on other derivative instruments.

• Adjusted EBITDA²: $24.8 million, representing 29.2% of revenue and an 85% sequential increase.

• Liquidity: $139.0 million in cash and cash equivalents and $22.6 million in digital currencies as of September 30, 2026.

Dual-Engine Infrastructure and Economies of Scale

HIVE's Tier I Bitcoin infrastructure provides a scaled operating platform, while its Tier 3 AI infrastructure adds a growing source of contracted computing revenue. The Company's approximately 300 MW Paraguay Tier I platform forms part of its broader global infrastructure footprint. HIVE's Bitcoin operations represent approximately 2% of global network hashrate.

The Company currently operates approximately 440 MW of global power capacity and expects its energized footprint to reach approximately 540 MW following the planned energization of an additional 100 MW power purchase agreement at Yguazú in the fourth quarter of calendar 2026.

The additional 100 MW is currently unallocated, providing flexibility to direct power toward opportunities offering attractive returns across hashrate services, AI and HPC workloads, subject to the infrastructure and investment requirements of each use.

Contracted GPU Cloud ARR Reaches Approximately $185 Million

HIVE reports approximately $40 million of currently live GPU Cloud annualized run rate revenue ("ARR")¹ and approximately $185 million of contracted GPU Cloud ARR, inclusive of the live ARR.  Contracted ARR includes capacity that has not entered service and is not equivalent to current recognized revenue. The contracted amount includes the existing GPU Cloud platform and the following agreements:

• An approximately $225 million, three-year sovereign AI agreement with Bell AI Fabric supporting Cohere, covering 2,304 NVIDIA GB200 NVL72 GPUs.

• An approximately $350 million, five-year GPU cloud agreement with an investment-grade enterprise customer, covering 2,016 NVIDIA GB300 NVL72 GPUs.

These agreements provide visibility into potential future revenue as contracted capacity is deployed and enters service. HIVE is targeting approximately $200 million of GPU Cloud ARR by the fourth quarter of calendar 2026, subject to financing, market conditions, deployment schedules and customer acceptance.

Colocation Opportunity and Longer-Term Development

HIVE has signed a letter of intent for long-term colocation at its 32 MW Big Boden facility in Sweden, representing approximately $45 million of potential annual revenue if definitive agreements are executed and the project enters service.  This potential revenue is not included in contracted GPU Cloud ARR. The opportunity remains subject to definitive agreements, investment requirements and execution.

Beyond calendar 2026, HIVE's proposed Tier III development pipeline includes opportunities in New Brunswick, Toronto, Sweden together with the planned 320 MW Greater Toronto Area Gigafactory. Management has identified a longer-term target of approximately $700 million in total HPC ARR by year-end 2028.  This is a forward-looking target, not contracted revenue, and depends on financing, construction, customer commitments, commissioning, and market conditions.

Management Insights

Frank Holmes, Co-Founder and Executive Chairman, stated:

"Our presence in Canada, Sweden and Paraguay gives HIVE multiple avenues for growth. Canada offers a strong AI research and enterprise ecosystem, Sweden provides established digital infrastructure, and Paraguay brings abundant hydroelectric resources. We are combining those regional strengths with our GPU operating expertise and customer relationships.

In Canada, our relationship with Bell AI Fabric supporting Cohere positions BUZZ to serve growing demand for sovereign AI infrastructure. Governments and enterprises want advanced computing capacity while retaining control over their data and critical applications. In Sweden, our existing footprint provides a foundation for HPC expansion. In Paraguay, we are developing the technical capabilities and infrastructure for a longer-term AI opportunity alongside our established Bitcoin operations.

We believe the US election-fear-related rhetoric has contributed to negative sentiment toward data centers, and we expect sentiment could stabilize over the next six months. Our investment decisions remain grounded in customer demand, power economics, community and capital discipline. We continue to evaluate GPU pricing and demand as part of deployment decisions."

Aydin Kilic, President and CEO, stated:

"Our GPU Cloud business has reached approximately $40 million in live annual recurring revenue, with approximately $185 million in contracted ARR supported by three- and five-year agreements. With our recent $129 million financing to fund the GPU purchase for our three-year agreement with Cohere and Bell, our capital commitments for the 2,304 GB200 GPU cluster were satisfied as of September 30, 2026. We anticipate these GPUs will ship before calendar year-end, after which the lender's funds will be released from escrow to the GPU OEM as milestones are met.  We accomplished this while preserving a strong balance sheet, ending the quarter with $139 million in cash and $22.6 million in Bitcoin.

We recognize the macro headwinds in the AI infrastructure sector, and our primary objective is to protect our balance sheet and to maintain our cashflow and profitability. We note that GPU demand remains very high, and current GPU market prices (measured in dollars per GPU hour, which vary by GPU model) exceed contracted prices from six months ago. Our focus is on delivering these deployments, bringing contracted capacity into service and translating that growth into revenue and stronger earnings.

The supply of new GPU compute may be constrained, as new data center development throughout the U.S may face resistance following recent political shifts after the mid-term elections. In Canada, our sovereign AI thesis is being met with support. Notably, the Province of Ontario has released a data center playbook in August 2026, and the Premier's office recently committed to approving new data centers "sooner rather than later." HIVE has 400 MW of utility load across Canada earmarked for Tier III data centers for HPC applications, of which over 320 MW are in the Province of Ontario."

Darcy Daubaras, CFO, stated:

"Our second-quarter results reflected improved sequential operating performance, with revenue increasing 7% to $84.9 million, gross operating margin increasing to 35.6%, and Adjusted EBITDA reaching $24.8 million. Our GAAP net loss of $78.7 million included significant non-cash charges, notably $54.9 million of depreciation and a $31.2 million impairment of mining equipment following a U.S. GAAP recoverability assessment. We ended the quarter with $139.0 million in cash and $22.6 million in digital currencies. As we advance our contracted AI infrastructure deployments, our financial priorities remain disciplined capital allocation, liquidity management and translating new capacity into sustainable operating performance."

Craig Tavares, President & COO of BUZZ HPC, added:

"HIVE's sovereign AI data center footprint in Canada and Sweden could become increasingly valuable as political resistance and permitting delays constrain new computing capacity in the United States. This creates an opening for Canada to accelerate investment, attract customers, and narrow the AI infrastructure gap with the U.S. The Prime Minister's new fiscal policies could help turn that opportunity into growth by encouraging private capital and speeding infrastructure development. For BUZZ, our hydroelectric-powered sites, operating expertise, and growing GPU cloud platform position us to serve customers seeking reliable computing capacity and control over their data. Canada has an opportunity to skate to where the puck is going-and HIVE's BUZZ is positioned to help."

Quarterly ATM Sales Report

For the three-month period ended September 30, 2026, the Company issued 13,698,085 common shares (the "November 2025 ATM Shares") pursuant to the at-the-market offering commenced in November 2025 (the "November 2025 ATM Equity Program"), for gross proceeds of approximately $43.2 million.

The November 2025 ATM Shares were sold at prevailing market prices for an average price per share of $3.15 (C$4.38). Pursuant to the November 2025 ATM Equity Program, a cash commission of $1.3 million on the aggregate gross proceeds raised was paid to the sales agents in connection with its services under the November 2025 ATM Equity Program.

Conference Call Information

HIVE will hold its fiscal Q2 FY2027 earnings call on Tuesday, November 10, 2026, at 8:00 a.m. Eastern Time. Participants should log on or dial in approximately five minutes before the call.

Date: November 10, 2026

Time: 8:00 AM ET
Webcast: Registration link here
Dial-in: Provided after registration

1 The term "ARR" refers to the Company's run rate revenue calculated on an annualized basis. As context dictates, the Company calculates ARR by: (i) multiplying the revenue realized per week times 52 weeks per year, (ii) multiplying the realized revenue per day times 365 days per year, or (iii) multiplying the per quarter data times four quarters per year. Projections of ARR may be unreliable as a predictor of future results because such projections typically do not incorporate the possibility of subsequent cancellations, discounts or downgrades in services.

2 Adjusted EBITDA and gross operating margin are non-GAAP financial measures. Refer to the section titled "Non-GAAP Financial Measures" below for a discussion of how we use non-GAAP measures and for a reconciliation to the nearest comparable GAAP measure.

About HIVE Digital Technologies Ltd.

HIVE Digital Technologies Ltd. is a global leader in sustainable digital infrastructure, building and operating renewable energy-powered data centres. Through its wholly owned subsidiary, BUZZ High Performance Computing Inc., HIVE delivers sovereign AI cloud infrastructure and enterprise GPU computing services powered by next-generation accelerated computing. HIVE's dual-engine strategy combines long-life digital infrastructure assets with renewable energy to generate diversified, long-term cash flows across AI infrastructure and digital asset mining.

For more information, visit hivedigitaltech.com, or connect with us on X, YouTube, Instagram and LinkedIn.

On Behalf of HIVE Digital Technologies Ltd.

"Frank Holmes"
Executive Chairman

For further information, please contact:

Nathan Fast, Director of Marketing and Branding

Frank Holmes, Executive Chairman

Aydin Kilic, President & CEO

Tel: (604) 664-1078

Neither the TSX, Nasdaq, nor any other securities exchange or regulatory authority accepts responsibility for the adequacy or accuracy of this release.

Forward-Looking Information

Except for the statements of historical fact, this news release contains "forward-looking information" within the meaning of the applicable Canadian and United States securities legislation and regulations that is based on expectations, estimates and projections as at the date of this news release, and are covered by safe harbors under Canadian and US securities laws. "Forward-looking information" in this news release includes but is not limited to: the expansion of our HPC pipeline in New Brunswick, Sweden, and Toronto, their potential, the timing of becoming operational; the planned expansion in Paraguay; business goals and objectives of the Company, including its target hashrate and HPC ARR milestones and the costs to achieve the milestones; the results of operations for the three and six months ended June September 30, 2026; the expected costs of maintaining and growing its operations; financial information related to annualized run rate; the acquisition, deployment and optimization of the hashrate fleet and equipment; the continued viability of its existing hashrate services operations; the receipt of government consents; and other forward-looking information concerning the intentions, plans and future actions of the parties to the transactions described herein and the terms thereon.

Factors that could cause actual results to differ materially from those described in such forward looking information include, but are not limited to: the inability to complete the expansion of the Paraguay facilities on an economic and timely basis and achieve the desired operational performance; the ongoing support and cooperation of local authorities and the Government of Paraguay; the volatility of the digital currency market; the Company's ability to successfully earn digital currency; the outcome of the tax dispute in Sweden; our dependence on significant customers for our HPC operations; the Company may not be able to profitably liquidate its current digital currency inventory as required, or at all; a material decline in digital currency prices may have a significant negative impact on the Company's operations; the regulatory environment for cryptocurrency in Canada, the United States and the countries where our hashrate facilities are located; economic dependence on regulated terms of service and electricity rates; the speculative and competitive nature of the technology sector; dependency on continued growth in blockchain and cryptocurrency usage; lawsuits and other legal proceedings and challenges; government regulations; including the rapidly evolving regulatory landscape surrounding HPC, AI and hashrate services; the global economic climate; dilution; future capital needs and uncertainty of additional financing, including the Company's ability to utilize the Company's ATM Program and the prices at which the Company may sell Common Shares in the ATM Program, as well as capital market conditions in general; risks relating to the strategy of maintaining and increasing Bitcoin holdings and the impact of depreciating Bitcoin prices on working capital; currency exchange risks; the ability of the Company to manage its planned growth and expansion; the ability to maintain reliable and economical sources of power to operate its facilities; the impact of energy curtailment or regulatory changes in the energy regimes in the jurisdictions in which the Company operates; protection of proprietary rights; network security risks; the ability of the Company to maintain properly working systems; reliance on key personnel; global economic and financial market deterioration impeding access to capital or increasing the cost of capital; share dilution resulting from the ATM Program and from other equity issuances; the construction and operation of facilities may not occur as currently planned, or at all; expansion may not materialize as currently anticipated, or at all; the digital currency market; revenue may not increase as currently anticipated, or at all; an increase in network difficulty may have a significant negative impact on operations; the risks of an increase in the Company's electricity costs, cost of natural gas, changes in currency exchange rates, energy curtailment or regulatory changes in the energy regimes in the jurisdictions in which the Company operates and the adverse impact on the Company's profitability; an inability to predict and counteract the effects of pandemics on the business of the Company, including but not limited to the effects of pandemics on the price of digital currencies, capital market conditions, restriction on labour and international travel and supply chains; and, the adoption or expansion of any regulation or law that will prevent the Company from operating its business, or make it more costly to do so; and other related risks as more fully set out in the Company's disclosure documents under the Company's filings at www.sec.gov/EDGAR and www.sedarplus.ca.

The forward-looking information in this news release reflects the Company's current expectations, assumptions, and/or beliefs based on information currently available to the Company. In connection with the forward-looking information contained in this news release, the Company has made assumptions about the Company's objectives, goals or future plans, the timing thereof and related matters. The Company has also assumed that no significant events occur outside of the Company's normal course of business. Although the Company believes that the assumptions inherent in the forward-looking information are reasonable, forward-looking information is not a guarantee of future performance, and accordingly, undue reliance should not be put on such information due to its inherent uncertainty. The Company disclaims any intention or obligation to update or revise any forward-looking information, whether because of new information, future events or otherwise, other than as required by law.

HIVE Digital Technologies Ltd. Condensed Interim Consolidated Statements of Financial Position (expressed in thousands of United States dollars) (Unaudited)
As at	Note	September 30, 2026	March 31, 2026
Assets
Current assets
Cash		$138,990	$23,113
Amounts receivable and prepaids, net	5	18,645	15,566
Derivative asset	10	22,082	606
Investments	4	11,018	9,741
Digital currencies	6	22,622	10,822
Total current assets		213,357	59,848
Plant and equipment, net	7	390,649	480,476
Long term receivables, net	5	1,289	2,147
Deposits, net	8	148,024	53,579
Right of use assets	15	104,367	43,096
Total assets		$857,686	$639,146

Liabilities
Current liabilities
Accounts payable and accrued liabilities	9,16	$29,409	$27,045
Provision for regulatory liabilities	16	84,473	-
Current portion of lease liability	15	15,796	12,368
Current portion of loans payable	12	1,460	1,460
Current portion of term loan	13	1,202	2,038
Current portion of mortgage payable	14	162	143
Warrant liability	11, 25	555	413
Current income tax liability		4,734	10,968
Total current liabilities		137,791	54,435

Convertible loan - liability component	10	235,253	-
Loans payable	12	9,229	9,497
Lease liability	15	92,632	31,212
Mortgage payable	14	18,325	14,348
Deferred tax liability		-	295
Total liabilities		493,230	109,787

Equity
Share capital		-	-
Additional paid in capital	18	1,001,341	944,048
Accumulated other comprehensive income		7,033	7,621
Accumulated deficit		(643,918)	(422,310)
Total equity		364,456	529,359
Total liabilities and equity		$857,686	$639,146

HIVE Digital Technologies Ltd.
Condensed Interim Consolidated Statements of
(Loss) Income and Comprehensive (Loss) Income
(expressed in thousands of United States dollars except per share amounts)
(Unaudited)
		Three months ended September		Six months ended
		30,		September 30,
As at	Note	2026	2025	2026	2025
Revenue from digital currency mining		$76,038	$82,073	$148,098	$122,870
High performance computing		8,844	5,180	15,904	9,994
		84,882	87,253	164,002	132,864

Cost of sales
Operating and maintenance costs	23	(53,556)	(44,065)	(107,433)	(73,048)
High performance computing service fees		(1,124)	(784)	(2,179)	(1,593)
Depreciation		(54,863)	(38,292)	(108,541)	(60,303)
		(24,661)	4,112	(54,151)	(2,080)

Net realized and unrealized gains (losses) of digital currencies		5,311	4,553	4,502	27,714

Operating expenses
Selling, general and administrative expenses	22	(10,698)	(7,800)	(19,719)	(13,550)
Foreign exchange (loss) gain		(884)	601	(3,758)	3,473
Stock-based compensation	19	(8,628)	(5,472)	(15,710)	(11,222)
Total operating expenses		(20,210)	(12,671)	(39,187)	(21,299)

Unrealized gain on investments		(887)	(8,282)	390	(110)
Change in fair value of derivatives	25	(7,312)	(2,264)	(14,374)	14,172
Impairment of equipment	7	(31,187)	-	(31,187)	-
Non-cash provision for regulatory liabilities	16	177	-	(84,473)	-
Provision on sales tax receivables	5	-	-	-	1,367
Gain on sale of equipment		16	48	(944)	1,360
Other income		1,763	54	2,438	379
Finance expense	21	(1,544)	(328)	(2,880)	(616)
(Loss) Income from operations		(78,534)	(14,778)	(219,866)	20,887

Tax expense		(167)	(1,019)	(1,742)	(1,668)
Net (loss) income after tax		(78,701)	(15,797)	(221,608)	19,219

Other comprehensive (loss) income
Translation adjustment		271	(656)	(588)	1,200

Net (loss) income and comprehensive (loss) income		$(78,430)	$(16,453)	$(222,196)	$20,419

Basic (loss) income per share		$(0.29)	$(0.07)	$(0.82)	$0.09
Diluted (loss) income per share		$(0.29)	$(0.07)	$(0.82)	$0.09

Weighted average number of common shares outstanding
Basic	20	274,082,247	228,137,757	270,188,170	205,198,800
Diluted	20	274,082,247	228,137,757	270,188,170	218,253,771

HIVE Digital Technologies Ltd. Condensed Interim Consolidated Statements of Cash Flows (expressed in thousands of United States dollars) (Unaudited)
	Six months ended
As at	September 30, 2026	September 30, 2025
Cash flows from operating activities
Net income (loss)	$(221,608)	$19,219
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities
Revenue recognized from digital currency	(148,098)	(122,870)
Proceeds from sale of digital currency	135,776	123,917
Revaluation of digital currency	(4,502)	(27,714)
Digital currency purchased	-	(18,330)
Depreciation	108,541	60,303
Non-cash lease expense	9,874	1,465
Unrealized gain on investments	(390)	110
Change in fair value of derivative liability	14,374	(14,173)
Gain on sale of equipment	944	(1,360)
Provision on sales tax receivables	-	(1,367)
Impairment of equipment	31,187	-
Provision for regulatory liabilities	84,473	-
Income tax expense	1,742	1,668
Accretion on convertible debt	744	315
Share-based compensation	15,710	11,222
Interest expense	807	151
Foreign exchange (gain) loss	(1,029)	(2,391)
Lease payments on operating leases	(8,223)	(1,644)

Changes in non-working capital items
Amounts receivable and prepaids	(2,221)	(41,739)
Accounts payable and accrued liabilities	(5,905)	12,834
Net cash used in operating activities	12,196	(384)

Cash flows from investing activities
Deposits on equipment	(90,957)	(10,895)
Purchase of investments	(1,037)	(907)
Proceeds on disposal of equipment	1,589	1,533
Purchase of equipment	(18,034)	(64,795)
Purchase of property	(22,026)	-
Payment of security deposits	(5,560)	(23,788)
Acquisition of Megawatt Mining	-	(9,249)
Net cash used in investing activities	(136,025)	(108,101)

Cash flows from financing activities
Exercise of options	-	738
Term loan payments	(819)	(823)
Shares offering	41,583	139,163
Repayment of loans	(494)	-
Issuance of debenture	199,011	-
Repayment of acquisition loan payable	-	(31,000)
Repayment of debenture	-	(750)
Net cash provided by financing activities	239,281	107,328

Effects of exchange rate changes on cash	425	425

Net change in cash during the period	$115,877	$(732)

Cash, restricted cash equivalents and bank overdraft
Beginning of period	23,113	23,375
End of period	$138,990	$22,643

Non-GAAP Financial Measures

The Company uses gross operating margin and Adjusted EBITDA as supplemental non-GAAP financial measures to assess its operating performance. Management believes these measures provide useful information in evaluating the underlying performance of the Company's operations and facilitating comparisons between periods.

These measures are not recognized measures under U.S. GAAP, do not have standardized meanings prescribed by U.S. GAAP and may not be comparable to similarly titled measures presented by other companies. They should not be considered in isolation or as substitutes for financial measures prepared in accordance with U.S. GAAP.

Gross Operating Margin

The Company believes that, in addition to conventional measures prepared in accordance with US GAAP, it is helpful to management, the board and investors to use the gross operating margin to evaluate the Company's performance and its ability to generate cash flows and service debt.  The gross operating margin is defined as total revenue less direct cash costs, being operating and maintenance costs and high-performance computing service fees.

Gross Operating Margin Calculation

Calculation of Gross Operating Margin: (in thousands)	Q2 2027	Q1 2027	Q4 2026	Q3 2026	Q2 2026

Revenue (1)	$84,882	$79,120	$71,816	$93,111	$87,253
Less:
Operating and maintenance costs:	(53,556)	(53,877)	(53,597)	(60,084)	(44,065)
HPC service fees:	(1,124)	(1,055)	(689)	(883)	(784)
Gross Operating Margin	$30,202	$24,188	$17,530	$32,144	$42,404

Gross Operating Margin %	36%	31%	24%	35%	49%

Adjusted EBITDA

The Company uses EBITDA and Adjusted EBITDA as a metric that is useful to management, the board and investors for assessing its operating performance on a cash basis before the impact of non-cash items and acquisition related activities.  EBITDA is net income or loss from operations, as reported in profit and loss, before finance income and expense, tax and depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for by removing other non-cash items, including share-based compensation, finance expense, depreciation and one-time transactions.

Adjusted EBITDA Reconciliation

Calculation of EBITDA and Adjusted EBITDA

Calculation of EBITDA & Adjusted EBITDA: (in thousands)	Q2 2027	Q1 2027	Q4 2026	Q3 2026	Q2 2026
Net (loss) income (1)	(78,701)	(142,907)	(76,340)	(91,327)	(15,797)
Add the impact of the following:
Finance expense	1,544	1,336	411	299	328
Depreciation	54,863	53,678	52,702	57,420	38,292
Tax expense	167	1,575	1,703	496	1,019
EBITDA	(22,127)	(86,318)	(21,524)	(33,112)	23,842
Change in fair value of derivatives	7,312	7,062	5,307	31,571	2,264
Impairment of equipment	31,187	-	-	-	-
Non-cash provision for regulatory liabilities	(177)	84,650	-	-	-
Provision on sales tax receivables	-	-	-	(1,548)	-
Impairment of receivable on sale of subsidiary	-	-	-	1,816	-
Gain on sale of mining assets	(16)	960	-	-	(48)
Share-based compensation	8,628	7,082	7,237	6,998	5,472
Adjusted EBITDA	24,807	13,436	(8,980)	5,725	31,530